Exhibit 99.1

America Service Group Announces Invitation to Proceed with Negotiations with Public Health Trust/ Jackson Health System for Correctional Healthcare Services for Inmates in Miami-Dade County, Florida

BRENTWOOD, Tenn.--(BUSINESS WIRE)--January 20, 2011--America Service Group Inc. (NASDAQ:ASGR) announced today that Public Health Trust/ Jackson Health System notified America Service Group’s operating subsidiary, Prison Health Services, Inc., (“PHS”), of its invitation to commence with negotiations to complete a contract to provide correctional healthcare services for inmates under the custody and control of the Miami-Dade County Corrections and Rehabilitation Department.

The contract, which with all extension opportunities (which must be mutually agreed upon) could run for up to eleven years, will cover approximately 6,100 inmates under the custody and control of the Miami-Dade County Corrections and Rehabilitation Department. Services are anticipated to commence approximately 60 days from the execution of a definitive agreement between the parties and generate annual revenues in a range of approximately $65 to $69 million for the first contract year. The anticipated contract between Public Health Trust/ Jackson Health System and PHS remains subject to successful negotiation and execution of a definitive agreement between the parties.

Commenting on today’s announcement, Richard Hallworth, president and chief executive officer of PHS, stated, “We are proud to have earned the right to serve the Miami-Dade County Corrections and Rehabilitation Department in its first-time privatization of correctional healthcare services. The Request for Proposal has been ongoing for over a year and was conducted in a completely transparent process. Upon completion of contract negotiations, we look forward to an orderly transition and providing ongoing healthcare in partnership with the Public Health Trust/ Jackson Health System and the Miami-Dade Corrections and Rehabilitation Department.”

America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about America Service Group Inc., including a copy of this press release, can be found on the Company’s website at www.asgr.com

Cautionary Statement

This press release contains “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company’s or management’s beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, successful negotiation of contract terms and structure on the contract for correctional healthcare services between PHS and Public Health Trust/ Jackson Health System discussed above.

A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

CONTACT:
America Service Group Inc.
Richard Hallworth, 615-373-3100
President and Chief Executive Officer
or
Michael W. Taylor, 615-373-3100
Executive Vice President and Chief Financial Officer